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                                                                    Exhibit 24.3

                               POWER OF ATTORNEY

   I, W. H. Adams III, hereby authorize and appoint Louis G. Baldwin and Bennie
G. Kniffen, and each of them, any one of whom may act without the joinder of the other, with full power of substitution, as my attorney-in-fact to sign on my behalf individually and in my capacity as a Director of Cross Timbers Oil Company all amendments and post-effective amendments to Registration Statement No. 333-56983, and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and all amendments and post-effective amendments thereto, as such attorney-in-fact may deem necessary or appropriate.

Dated May 15, 2001

                                          /s/ W. H. ADAMS III
                                          ---------------------------------
                                          W. H. Adams III